Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd. Suite 100 Deerfield, IL 60015-2559	Richard W. Gochnauer Chief Executive Officer or Victoria J. Reich Sr. Vice President and Chief Financial Officer United Stationers Inc. (847) 627-7000

UNITED STATIONERS INITIATES A $0.26 PER SHARE QUARTERLY CASH DIVIDEND

AND ANNOUNCES A TWO-FOR-ONE STOCK SPLIT

DEERFIELD, Ill., March 1, 2011 — United Stationers Inc. (NASDAQ: USTR) announced today that its Board of Directors has approved a two-for-one stock split of the company’s issued common shares, which will be payable in the form of a 100% stock dividend.  All stockholders will receive one additional share for each share owned at the close of business on the record date of May 16, 2011.  The stock dividend will be payable on May 31, 2011.

Additionally, the Board of Directors has approved initiation of a quarterly cash dividend of $0.26 per pre-split share ($0.13 per post-split share).  The first such cash dividend will be payable April 15, 2011 to stockholders of record as of the close of business on March 15, 2011.

“The combination of a regular quarterly dividend and a stock split reflects confidence in our business strategy and in our ability to generate free cash flow,” said Richard W. Gochnauer, chief executive officer. “We plan to deploy our cash flow in a balanced way to maximize long-term shareholder value creation and maintain our target capital structure. Our capital deployment priorities include continued investments in attractive growth strategies and return of capital to shareholders through dividends and share repurchases.  Additionally, we expect that the actions announced today will enhance trading liquidity and help to make our stock more attractive to a broader investor base.”

The additional shares of common stock to be issued as a result of the stock dividend will be issued in book-entry form on or about May 31, 2011.  Stockholders will be entitled to receive physical stock certificates upon request from the company’s transfer agent, Wells Fargo Bank N.A. Stockholders who have existing stock certificates should retain them.

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Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: prevailing economic conditions and changes affecting the business products industry and the general economy; United’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on key suppliers and the supplier allowances and promotional incentives they offer; United’s reliance on independent resellers for a significant percentage of its net sales and therefore the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to United’s customers; the impact of a loss of, or substantial decrease in, the availability of products or service from key suppliers at competitive prices; the availability of financing sources to meet United’s business needs; United’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; the impact of variability in customer and end-user demand patterns on United’s product sales mix and, in turn, on profit margins; United’s ability to maintain its existing information technology and e-commerce systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; the costs of complying with or of the imposition of liability under the laws affecting United’s business; the costs associated with United’s data security or any security breaches; United’s ability to effectively identify, consummate and integrate acquisitions; United’s ability to recruit, retain and develop high-performing managers; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the Company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by United regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete.

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion.  The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the population of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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